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Albemarle Reports Second Quarter 2009 Results

Second quarter highlights:

•	Net sales of $445.3 million and earnings of $38.5 million, or 42 cents per share for the quarter.

•	Diluted earnings per share of 41 cents which excludes special and one time tax items.

•	Sequential turnaround in Polymer Additives segment.

•	Record Catalysts segment income margin of 22 percent.

•	Net debt reduction of $58 million in the quarter.

	Second Quarter Ended June 30,		Six Months Ended June 30,
In thousands of dollars, except per share amounts	2009	2008	2009	2008
Net Sales	$445,299	$620,750	$931,890	$1,288,927
Operating Profit	$30,991	$77,790	$59,918	$161,604
Net Income attributable to Albemarle Corporation	$38,493	$61,655	$63,892	$124,916
Diluted earnings per share	$0.42	$0.67	$0.70	$1.34
Special item per share	$(0.09)	$—	$(0.09)	$(0.02)
Per share amount for one time tax items	$0.10	$—	$0.13	$—
Diluted earnings per share excluding special and one time tax items	$0.41	$0.67	$0.66	$1.36

BATON ROUGE, La., - July 22 — Albemarle Corporation (NYSE: ALB) reported second quarter 2009 earnings of $38.5 million, or 42 cents per share, compared to second quarter 2008 earnings of $61.7 million, or 67 cents per share. Second quarter results included a $12.4 million pre-tax special item charge ($8.2 million or 9 cents per share after tax) related to the costs of a final contract settlement arising from the 2008 divestiture of the Port de Bouc, France facility and a $9.2 million (10 cents per share) one time benefit due mainly from a tax issue settlement for the years 2005 through 2007 with the U.S. Internal Revenue Service. The Company reported net sales in the second quarter of 2009 totaling $445.3 million compared to second quarter 2008 net sales of $620.8 million.

Earnings for the first half of 2009 were $63.9 million, or 70 cents per share, compared to $124.9 million, or $1.34 per share, for the first half of 2008. Excluding the second quarter 2009 special item related to Port de Bouc and the tax benefits related to prior periods, earnings for the first half of 2009 were $60.4 million, or 66 cents per share. Excluding first quarter 2008 restructuring charges, earnings for the first half of 2008 were $127.0 million, or $1.36 per share. Net sales for the first half of 2009 were $931.9 million compared to $1.29 billion for the first half of 2008.

Commenting on results, Mark C. Rohr, Chairman and CEO, stated, “While the challenging economy continues to affect many of our markets, our second quarter results reflect encouraging progress overall. Cost control and some volume gains resulted in significant sequential improvements in our Polymer Additives segment profitability. Our Catalysts business also reported sequential profit improvement, driven by record performance in our polyolefin catalysts division. While our Fine Chemicals business continued to feel the effects of lower production volumes, we are encouraged by a strong new product pipeline in the second half. Through the quarter we ran our manufacturing facilities at reduced rates to better manage inventory levels, which negatively impacted our profit levels for the second consecutive quarter. However, our cost reduction programs overcame the negative absorption and contributed to our sequential performance improvement. We remain confident that our programs to control cost, generate cash, drive new products, and operate more efficiently will enable us to weather this economic downturn.”

Quarterly Segment Results

Polymer Additives recorded net sales for the second quarter of 2009 of $172.7 million, a 34 percent decrease versus record net sales in the second quarter of 2008. Continued softness in consumer electronics, automotive and construction sectors contributed to these lower sales. The segment delivered strong net sales improvement on a sequential basis on slow but improved market conditions. Polymer Additives segment income for the second quarter of 2009 was $14.7 million compared to $26.5 million in the second quarter of 2008. The decrease was due primarily to lower sales and production volumes. Our Polymers segment income for second quarter 2009 increased $26.4 million compared to the first quarter of this year.

Catalysts net sales for the second quarter of 2009 were $168.6 million, a decrease of 19 percent versus the second quarter of 2008. This decrease was due primarily to metals impacts on HPC refinery catalysts revenues, currency exchange rates and lower FCC refinery catalysts volumes, partially offset by continued pricing improvements in FCC refinery catalysts and polyolefin catalysts. Catalysts segment income for the second quarter of 2009 was $37.7 million, down 12 percent versus $43.0 million for the second quarter of 2008, but up sequentially from $35.7 million in the first quarter of 2009. Our Catalysts segment generated record overall segment income margins of 22 percent led by record profits from our polyolefin catalysts business and despite a continued impact from high metals costs in our HPC refinery catalysts business. Favorable pricing and equity income in FCC refinery catalysts and overall cost control also contributed to the quarterly profitability.

Fine Chemicals net sales for the second quarter of 2009 were $104.0 million, down 32 percent versus the second quarter of 2008. Segment income for the second quarter of 2009 was $5.2 million compared to $24.5 million in the second quarter of 2008. These declines were primarily attributable to reduced sales and production volumes as well as product mix in fine chemistry services.

We continued to operate our manufacturing facilities across all segments at reduced production rates to control inventory levels.

Cash Flow

In the first half of 2009, cash on hand and cash flow from operations funded net debt repayments of over $85 million, capital expenditures for plant, machinery and equipment of $60 million and dividends to shareholders of $22 million. During the quarter, interest and financing expenses were $6.1 million versus $8.4 million in the second quarter of 2008. This decrease was due primarily to lower average interest rates year over year.

At June 30, 2009, the Company had approximately $172 million in cash and cash equivalents. In addition, the Company has sufficient capacity to borrow under our existing lines of credit and has no significant debt maturities before 2013.

Taxes

Our second quarter 2009 effective income tax rate, excluding the benefits related to the Port de Bouc charge and a tax issue settlement for the years 2005 through 2007, was 14.6 percent. The full year effective tax rate is expected to be approximately 14 percent, down from 18.1 percent in the second quarter of 2008, but comparable to our previous annual effective tax rate forecast. The tax rate continues to be influenced by the level and mix of income and has benefited from a more favorable mix of income in lower tax jurisdictions.

Outlook

Much uncertainty still exists as to the duration of the current global economic downturn and the impacts on the end-markets serviced by our products. However, we are seeing indications of better customer order patterns across our businesses and the benefits of our cost reduction programs. We believe that these dynamics will favorably position us to cope with the continuing challenges in the global marketplace and emerge even stronger in the markets we serve.

Earnings Call

The Company’s performance for the second quarter ended June 30, 2009 will be discussed on a conference call at 10:00 AM Eastern Daylight time on July 23, 2009, which can be accessed through Albemarle’s website under Investor Information at www.albemarle.com.

Albemarle Corporation, headquartered in Baton Rouge, Louisiana, is a leading global developer, manufacturer and marketer of highly-engineered specialty chemicals for consumer electronics; petroleum and petrochemical processing; transportation and industrial products; pharmaceuticals; agricultural products; construction and packaging materials. The Company operates in three business segments, Polymer Additives, Catalysts and Fine Chemicals and serves customers in approximately 100 countries.

Forward-Looking Statements

Some of the information presented in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe our expectations as reflected are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ from expectations include, without limitation: deterioration in economic and business conditions; future financial and operating performance of our major customers and industries served by us; the inability to pass through increases in costs and expenses for raw materials and energy; competition from other manufacturers; changes in demand for our products; the gain or loss of significant customers; fluctuations in foreign currencies; and increased government regulation of our operations or our products. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2008 and in our other public filings with the Securities and Exchange Commission. Readers are urged to review and consider carefully the disclosures we make in our filings with the Securities and Exchange Commission.

Albemarle Corporation and Subsidiaries

Consolidated Statements of Income

(In Thousands of Dollars, Except Share and Per Share Amounts) (Unaudited)

	Second Quarter Ended June 30,				Six Months Ended June 30,
	2009		2008		2009		2008
Net sales	$445,299		$620,750		$931,890		$1,288,927
Cost of goods sold	335,481		457,769		731,566		958,535

Gross profit	109,818		162,981		200,324		330,392
Selling, general and administrative expenses	51,481		67,598		96,915		131,117
Research and development expenses	14,953		17,593		31,098		34,393
Port de Bouc charges	12,393	(a)	—		12,393	(a)	—
Restructuring charges	—		—		—		3,278	(b)

Operating profit	30,991		77,790		59,918		161,604
Interest and financing expenses	(6,088)		(8,441)		(12,362)		(18,657)
Other income, net	1,276		1,938		145		4,784

Income before income taxes and equity in net income of unconsolidated investments	26,179		71,287		47,701		147,731
Income tax benefit (expense)	7,749	(c)	(12,902)		7,224	(c)	(29,528)

Income before equity in net income of unconsolidated investments	33,928		58,385		54,925		118,203
Equity in net income of unconsolidated investments (net of tax)	6,204		8,666		12,153		15,694

Net income	40,132		67,051	(d)	67,078		133,897	(d)

Net income attributable to noncontrolling interests	(1,639)		(5,396	)(d)	(3,186)		(8,981	)(d)

Net income attributable to Albemarle Corporation	$38,493		$61,655	(d)	$63,892		$124,916	(d)

Basic earnings per share	$0.42		$0.67	(e)	$0.70		$1.36	(e)

Diluted earnings per share	$0.42		$0.67	(e)	$0.70		$1.34	(e)

Weighted-average common shares outstanding – Basic	91,474		91,489	(e)	91,427		92,072	(e)

Weighted-average common shares outstanding – Diluted	92,011		92,564	(e)	91,904		93,234	(e)

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands of Dollars) (Unaudited)

	June 30, 2009	December 31, 2008
ASSETS
Cash and cash equivalents	$172,476	$253,303
Other current assets	740,197	925,620

Total current assets	912,673	1,178,923

Property, plant and equipment	2,379,310	2,322,996
Less accumulated depreciation and amortization	1,348,181	1,310,648

Net property, plant and equipment	1,031,129	1,012,348

Other assets and intangibles	717,106	681,446

Total assets	$2,660,908	$2,872,717

LIABILITIES & EQUITY
Current portion of long-term debt	$26,771	$26,202
Other current liabilities	265,121	412,165

Total current liabilities	291,892	438,367

Long-term debt	820,556	906,062
Other noncurrent liabilities	317,349	336,967
Deferred income taxes	77,977	74,838
Albemarle Corporation shareholders’ equity (d)	1,111,550	1,065,771
Noncontrolling interests (d)	41,584	50,712

Total liabilities & equity	$2,660,908	$2,872,717

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Selected Consolidated Cash Flows Data

(In Thousands of Dollars) (Unaudited)

	Six Months Ended June 30,
	2009	2008
Cash and cash equivalents at beginning of year	$253,303	$130,551
Cash and cash equivalents at end of period	$172,476	$168,482

Sources of cash and cash equivalents:

Net income (d)	67,078	133,897

Proceeds from borrowings	32,748	214,612

Proceeds from exercise of stock options	2,207	3,931

Uses of cash and cash equivalents:

Capital expenditures	(60,459)	(40,237)

Purchases of common stock	—	(151,137)

Repayments of long-term debt	(117,762)	(50,266)

Dividends paid to shareholders	(21,948)	(20,476)

Dividends paid to noncontrolling interests	(8,911)	(7,337)

Non-cash items:

Depreciation and amortization	50,404	54,042

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Consolidated Summary of Segment Results

(In Thousands of Dollars) (Unaudited)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net sales:
Polymer Additives	$172,720	$260,508	$295,920	$505,098
Catalysts	168,603	208,386	411,190	484,483
Fine Chemicals	103,976	151,856	224,780	299,346

Total net sales	$445,299	$620,750	$931,890	$1,288,927

Segment operating profit:
Polymer Additives	$15,882	$27,363	$4,319	$57,632
Catalysts	31,708	35,520	61,469	81,676
Fine Chemicals	5,760	27,673	16,043	51,153

Subtotal	$53,350	$90,556	$81,831	$190,461

Equity in net income of unconsolidated investments:
Polymer Additives	$222	$1,205	$270	$2,677
Catalysts	6,009	7,488	11,937	13,054
Fine Chemicals	—	—	—	—
Corporate & other	(27)	(27)	(54)	(37)

Total equity in net income of unconsolidated investments	$6,204	$8,666	$12,153	$15,694

Net income attributable to noncontrolling interests:
Polymer Additives	$(1,440)	$(2,116)	$(1,655)	$(4,105)
Catalysts	—	—	—	—
Fine Chemicals	(605)	(3,223)	(2,158)	(5,158)
Corporate & other	406	(57)	627	282

Total net income attributable to noncontrolling interests	$(1,639)	$(5,396)	$(3,186)	$(8,981)

Segment income:
Polymer Additives	$14,664	$26,452	$2,934	$56,204
Catalysts	37,717	43,008	73,406	94,730
Fine Chemicals	5,155	24,450	13,885	45,995

Total segment income	57,536	93,910	90,225	196,929
Corporate & other	(9,587)	(12,850)	(8,947)	(25,334)
Port de Bouc charges (a)	(12,393)	—	(12,393)	—
Restructuring charges (b)	—	—	—	(3,278)
Interest and financing expenses	(6,088)	(8,441)	(12,362)	(18,657)
Other income, net	1,276	1,938	145	4,784
Income tax benefit (expense) (c)	7,749	(12,902)	7,224	(29,528)

Net income attributable to Albemarle Corporation (d)	$38,493	$61,655	$63,892	$124,916

See accompanying notes to the condensed consolidated financial information.

Notes to the Condensed Consolidated Financial Information

(a)	The three and six-month periods ended June 30, 2009 included charges amounting to $12.4 million ($8.2 million after income taxes, or 9 cents per share) that related to the costs of a final contract settlement arising from our 2008 disposition of the Port de Bouc, France facility.

(b)	The six-month period ended June 30, 2008 included charges amounting to $3.3 million ($2.1 million after income taxes, or 2 cents per share) that related to severance costs in conjunction with personnel reductions at the Company’s former Richmond, Virginia headquarters and its Singapore sales office.

(c)	The three and six-month periods ended June 30, 2009 included a $9.2 million (10 cents per share) one time benefit due mainly from a tax issue settlement for the years 2005 through 2007 with the U.S. Internal Revenue Service and a $4.2 million benefit associated with the Port de Bouc charge described in footnote (a). The six-month period ended June 30, 2009 also included non-recurring items of approximately $2.5 million (3 cents per share) resulting from adjustments related to prior periods.

(d)	As adjusted due to the implementation of SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51,” which requires retroactive application for presentation of noncontrolling interests on the balance sheet and statements of income.

(e)	As adjusted due to the implementation of FASB Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities,” which was effective for financial statements issued for fiscal years beginning after December 15, 2008 and requires retrospective application. Basic earnings per share decreased one cent for the three-month period ended June 30, 2008 as a result of an increase in our basic weighted-average common shares outstanding of approximately 307,000 shares. Diluted weighted-average common shares outstanding increased by approximately 197,000 shares for the three-month period ended June 30, 2008. Basic and diluted weighted-average common shares outstanding increased by approximately 306,000 and 206,000 shares, respectively, for the six-month period ended June 30, 2008.

Additional Information

It should be noted that earnings or per share amounts excluding special items and one time tax items is a financial measure that is not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. It is presented here to exclude the impact of certain non-recurring items on our results. We believe this measure is more reflective of our operations, provides transparency to investors and enables period-to-period comparability of financial performance.

Net debt is a supplemental financial measure that is not required by, or presented in accordance with GAAP. We believe net debt is helpful in analyzing leverage and as a performance measure. We define net debt as total debt plus the portion of outstanding joint venture indebtedness guaranteed by us (or less the portion of outstanding joint venture indebtedness consolidated but not guaranteed by us), less cash and cash equivalents. Set forth below is a reconciliation of net debt, a non-GAAP financial measure, to total debt, the most directly comparable financial measure calculated and reported in accordance with GAAP, as of June 30, 2009 and March 31, 2009.

A description of other non-GAAP financial measures that we use to evaluate our operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, can be found in the Investor Information section of our website at www.albemarle.com, under “Non-GAAP Reconciliations” under “Investor Relations.”

ALBEMARLE CORPORATION AND SUBSIDIARIES

Net Debt Reconciliation

(In Thousands of Dollars)

(Unaudited)

	Second Quarter Ended June 30, 2009	First Quarter Ended March 31, 2009
Total debt	$847,327	$918,134
JV debt consolidated by the Company but guaranteed by others	(27,182)	(28,890)
Less: Cash and cash equivalents	(172,476)	(183,899)

Net Debt	$647,669	$705,345

See accompanying notes to the condensed consolidated financial information.